EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our reports dated September 7, 2006, accompanying the consolidated financial statements and schedule and management’s assessment of the effectiveness of internal controls over financial reporting included in the Annual Report on Form 10-K of Collectors Universe, Inc. for the year ended June 30, 2006, which are incorporated by reference in this Registration Statement. We hereby consent to the incorporation by reference of said reports in the Registration Statement of Collectors Universe, Inc. on this Form S-8.

/s/ GRANT THORNTON LLP
Irvine, California
December 20, 2006